CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2018 RESULTS

CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

Norton, Massachusetts, May 2, 2018. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $4.2 million and a net loss of $574 thousand for the quarter ended March 31, 2018. This compares with revenues of $2.8 million and a net loss of $604 thousand for the quarter ended April 1, 2017.

Grant Bennett, President and CEO, said: “The First Quarter of 2018 was a period of transition for the Company for several reasons:  we restructured our arrangement with a major European customer to assume responsibility for plating of baseplates they purchase from us;  we continued to add employees to our manufacturing operations to support increasing demand from our customers; and we increased resources in our armor area to continue development of prototypes for targeted customers.  While each of these initiatives adversely impacted margins in the First Quarter, we believe that all three will provide handsome returns on our investments.”

Mr Bennett continued, “Assuming responsibility for plating strengthens our relationship  with this key customer and aligns it with similar relationships we have with other major European customers.  This change, however, reduced revenues in the quarter as our customer consumed their previously purchased buffer inventory of un-plated baseplates until mid-quarter.  The new arrangement also had the effect of increasing our inventories as we now own the product during shipping and while it is at the plater.   The addition of new manufacturing employees to support increased demand is a positive development but due to the time devoted to training, our labor productivity, and secondarily yields, were lower in the quarter than normal.   Similarly, while we believe adding resources to develop prototypes in armor will prove to be a wise decision, the impact in the quarter was negative.”

Mr. Bennett concluded by saying, “In addition to the future benefits we expect from the transition factors cited above,  we also continued to make progress in our plan to generate significant sales to Asia.   We will be visiting major customers in this region again this quarter and expect to host some of them in Norton later in 2018.  We believe that these efforts to strengthen relationships with these major companies we result in increasing revenues from this region as we move through 2018.  Further we expect the results to be significant revenues from Asia in 2019 and even higher revenues in 2020.”

The Company will be hosting its first quarter conference call with investors at 4:30pm on Wednesday, May 2. Those interested in participating in the conference call should dial:

Call in Number: 1-855-863-0441

Conference ID:  4588299

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2017 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	---Quarter Ended---
	March 31,	April 1,
	2018	2017

Total Revenues	$4,155,004	$2,845,299
Cost of Sales	4,011,131	2,925,691
Gross Margin	143,873	(80,392)
Operating Expenses	908,117	973,430
Operating Income (loss)	(764,244)	(1,053,822)
Interest income,net	58	2,628
Income (loss) before taxes	(764,186)	(1,051,194)
Income tax provision (benefit)	(190,000)	(446,792)
Net income (loss)	$(574,186)	$(604,402)
Net income (loss) per common share	$(0.04)	$(0.05)
Weighted average shares outstanding	13,203,436	13,203,436

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	March 31,	Dec. 30,
	2018	2017
Assets

Current assets:
Cash and cash equivalents	$130,580	$1,339,572
Accounts receivable, net	3,581,805	2,943,373
Inventories, net	3,012,032	2,109,513
Prepaid expenses	100,742	101,086
Total current assets	6,825,159	6,493,544

Property and equipment, net	1,491,143	1,490,498
Deferred taxes	3,228,666	3,038,666
Total assets	$11,544,968	$11,022,708

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,988,576	$946,385
Accrued expenses	737,717	655,489
Deferred Revenue	-	100,000
Total current liabilities	2,726,293	1,701,874

Stockholders' equity	8,818,675	9,320,834
Total liabilities and stockholders' equity	$11,544,968	$11,022,708